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                                                                    EXHIBIT 10-P

                    SEPARATION AGREEMENT AND GENERAL RELEASE




         THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the "AGREEMENT") is made and entered into as of this 11th day of March, 2004 (the "EFFECTIVE DATE"), by and between TruServ Corporation, a Delaware corporation (the "COMPANY"), and William F. Godwin ("GODWIN").



                                    RECITALS

         A. Godwin has been employed by the Company as its Senior Vice President, Merchandise Supply Chain.

         B. Godwin's employment with the Company will terminate effective February 27, 2004.

         NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

         1. Termination of Employment. Effective the close of business on February 27, 2004, Godwin's employment with the Company is terminated along with any other positions he may hold with the Company. Godwin agrees that he will not hereafter seek reinstatement, recall or re-employment with the Company.

         2. Payments. Godwin shall receive the following amounts and entitlements in connection with his separation from the Company:

         (a) Salary Continuation. The Company shall pay Godwin one hundred and four (104) weeks (the "Severance Period") of separation pay at Godwin's base salary [$307,000 per annum ] as of February 27, 2004, payable in semi-monthly installments on the normal payroll dates, for a total of $614,000.00 less all applicable witholdings. These payments will commence, as soon as administratively possible, after receipt of this signed release agreement.


         (b) Bonus. Godwin shall receive incentive pay of $108,324.00 under the Key Associates Incentive Plan For 2003 (the "2003 PLAN"); The incentive pay shall be payable in a single lump sum, less all applicable withholdings, at the same time such incentives are paid by the Company to all other employees of the Company receiving incentives under such program. In addition, Godwin will receive $117,806,00 less applicable withholdings, under the Long Term Incentive Plan for 2002-2003 plan cycle. The foregoing notwithstanding, Godwin agrees that he is not eligible for any other special performance bonuses nor future payments under any of the above or other existing plans.


         (c) Vacation/Expenses. Godwin agrees that as of the date of his termination, he was entitled to twenty four (24 ) days of accrued but unused vacation. Such payment , less applicable withholdings, shall be made to Godwin no later than the first payroll date after February 27, 2004. Godwin agrees to submit whatever business expenses he has incurred but not yet submitted for reimbursement to the Company within seven (7) days. The Company will reimburse the reasonable expenses in accord with its usual policies.

         (d) Medical and Dental Benefits. Godwin may elect to continue his medical and dental insurance coverage, as mandated by COBRA for up to 18 months. Godwin shall be solely responsible for paying the COBRA premiums.

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         (e) Withholding. The Company and Godwin acknowledge and agree that all payments made pursuant to this Paragraph 2 are "wages" for purposes of FICA, FUTA and income tax withholding and the Company shall therefore withhold from any payments hereunder the amounts it determines to be necessary to satisfy all tax withholding obligations.

         (f) Outplacement. The Company shall pay for up to 6 months of outplacement services for Godwin, to be provided by an outplacement service provider selected by the Company. It is agreed that the Company's sole obligation in this respect is to pay, directly to the outplacement firm, for such outplacement services, as contracted with the provider. Any dispute between Godwin and the outplacement agency shall be deemed a dispute solely between Godwin and the outplacement agency and shall not in any way be construed as a breach of this Release.


         (g) Pension and SERP. TruServ, through its outside providers, will pay any and all sums due to Godwin under the TruServ Corporation Defined Lump Sum Plan and the TruServ Corporation Supplemental Retirement Plan, in effect as of the Godwin's last day of service with the Company. Such payments will be made to Godwin, or his qualified designee, within ninety (90) days of receipt of this executed agreement. The ninety (90) day commitment is based upon the assumption that Godwin complies with all the administrative provisions of the Plan for payment.



         (h) Other. Except as otherwise set forth in this Paragraph 2, no other sums of any kind (contingent or otherwise) shall be paid to Godwin in respect of his employment by the Company, or as additional separation amounts, and any further such sums or amounts (whether or not owed) are hereby expressly waived by Godwin. Godwin acknowledges that all other employee benefits cease as of February 27, 2004.


         3. General Release. As a material inducement to the Company to enter into this Separation Agreement and General Release and in consideration of the payments to be made by the Company to Godwin in Paragraph 2 above, Godwin, with full understanding of the contents and legal effect of this General Release and having the right and opportunity to consult with his counsel, waives, releases and discharges the Company, its shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "RELEASED PARTIES") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this General Release as broad and as general as the law permits, this Release specifically includes any and all subject matter and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. Section 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Illinois Wage Payment and Collection Act; the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the Older Worker Benefits Protection Act, the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim under any company severance policy or plan, and under any incentive compensation program, claim for equity or phantom equity, or common law claim for wrongful


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discharge, breach of an implied covenant of good faith and fair dealing, defamation, intentional infliction of emotional distress, negligence or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company. Godwin further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Godwin hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

         Excluded from this release are any claims which cannot be waived or released by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. Godwin does, however, waive Godwin's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Godwin's behalf. Godwin represents and warrants that Godwin has not filed any complaint, charge, or lawsuit against the Company with any government agency or any court.

         4. Covenant Not to Sue. Godwin, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that this Agreement is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. The foregoing notwithstanding, this Paragraph 4 shall not preclude Godwin from (i) filing a claim with respect to the enforcement of the terms of this Agreement, (ii) receiving vested benefits under any employee pension plan, as defined in Section 3(2) of ERISA; (iii) enforcing rights, if any, to indemnification as may be provided for under the Company's by-laws or under any directors' and officers' liability insurance; and
(iv) challenging the release of his age discrimination claims under the ADEA. If Godwin violates this Agreement by suing the Company, other than under the ADEA, Godwin shall be liable to the Company for its reasonable attorneys' fees and other litigation costs incurred in defending against such a suit. Alternatively, in the event Godwin sues the Company (other than under the ADEA), Godwin may, at the Company's option, be required to return all monies and other benefits paid to Godwin pursuant to this Agreement.

         5. Breach/Indemnification. Godwin will fully indemnify the Company and its shareholders, members, managers, officers, directors, employees and independent contractors against and will hold its shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys' fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any material breach or failure by Godwin to comply with any or all of the provisions of this Agreement. Godwin further agrees that his continuing entitlement to the payments described in Paragraph 2(a) is contingent on his compliance with the provisions of this Agreement. Further, he acknowledges that a breach of any provision of this Agreement by him shall entitle the Company, at its sole discretion, to cease making payments under this Agreement and to recover amounts already paid hereunder.

         6. Nondisparagement. From and after February 27, 2004, Godwin represents that he has not made, and agrees that he will not make, release or cause to be made or released any disparaging, untrue, or misleading written or oral statements about or relating to the Company or its products or services (or about or relating to any officer, director, member, agent, employee, or other person acting on the Company's behalf).


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         7. Protective Agreement.

            (a) Confidentiality. Godwin agrees that he will not, for any reason whatsoever, whether voluntarily or involuntarily, use for himself or disclose to any person any "CONFIDENTIAL INFORMATION" of the Company acquired by Godwin during his relationship with the Company and its predecessors. Confidential Information includes but is not limited to information entrusted or made available to Godwin, whether in writing, in computer form or conveyed orally, that is not generally known by others in the form in which such information is used by the Company and that gives the Company a competitive advantage over other companies which do not have access to this information. Examples of such information include: (i) lists of actual or prospective members of the Company, vendor lists, vendor and supplier prices lists, vendor and supplier contracts, vendor and supplier cost lists; (ii) Marketing, strategic and budget plans;
(iii) Program, product and service development plans, schedules and budgets;
(iv) Existing or new programs, products and services and product, service or marketing concepts under development at or for the Company, and the status of such development; (v) Information about plans to improve, upgrade or change the Company's programs, products and services; (vi) any matters relating to the legal affairs of the Company or matters relating to the activities of the Company's Board of Directors; (vii) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and (viii) any other information, written, oral or electronic, which pertains to the Company's affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information does not include (i) information properly in the public domain, or (ii) information in Godwin's possession prior to the date of his original employment with the Company or its predecessors, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company. Godwin further acknowledges and agrees that he is estopped from and will not dispute in any proceeding the enforceability of this Paragraph 7(a).

            (b) Restrictions. Except on behalf of the Company, Godwin agrees that he will not, at any time prior to February 27, 2005, directly or indirectly:

                  (1) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person or entity, the services of any person who is a current employee of the Company (or was an employee of the Company during the year preceding such solicitation), nor solicit any of the Company's current employees (or any individual who was an employee of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any current employee (or any individual who was an employee of the Company during the year preceding such hire) of the Company into employment with him or any other person or entity; or

                  (2) become associated, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, employee, agent, consultant or in any other capacity, with the following businesses or related entities: Ace Hardware Corporation, Do-It-Best Corporation, Sears, Distribution America, Handy, Five Star or Orgill, Inc., their affiliates or subsidiaries.

            (c) Enforcement. It is agreed that breach of this Paragraph 7 will result in irreparable harm and continuing damages to the Company and its business and that the Company's remedy at law for any such breach or threatened breach, will be inadequate and, accordingly, in addition to such other remedies as may be available to the Company at law or in equity in such event, any court of competent


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jurisdiction may issue a temporary and permanent injunction, without the necessity of the Company posting bond and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of this Paragraph 7, including, but not limited to, any injunction restraining the breaching party from disclosing, in whole or part, any Confidential Information. Godwin will pay all of the Company's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in enforcing this Paragraph 7.

         8. Company Property. Godwin agrees to return to the Company by February 27, 2004 all Company property in his possession or control, including but not limited to all Company credit cards, documents, memoranda, information (either in electronic or paper form), computers or related equipment, telephones, PDAs, keys, identification cards and anything else belonging to the Company. Additionally, Godwin agrees not to enter, damage, interfere with, log on to, or otherwise use in any way any Company information system at any time. Godwin further represents that he has not destroyed, deleted or otherwise removed from the Company any property belonging to the Company and agrees that he will not destroy, delete or otherwise remove from the Company any property belonging to the Company.

         9. Severability. If any provision of this Separation Agreement and General Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

         10. Waiver. A waiver by the Company of a breach of any provision of this Separation Agreement and General Release by Godwin shall not operate or be construed as a waiver or estoppel of any subsequent breach by Godwin. No waiver by the Company shall be valid unless in writing and signed by an authorized officer of the Company.

         11. Miscellaneous Provisions.

             (a) Announcements. Godwin agrees that he will keep the terms and amounts set forth in this Separation Agreement and General Release completely confidential and, except as may be required by law, will not disclose any information concerning this Agreement's terms and amounts to any person other than his or its attorney, accountant tax advisor or spouse. Godwin agrees and acknowledges that he will make no announcement about his termination or about the affairs of the Company, which is in any manner inconsistent with the terms of this Agreement, and further agrees and acknowledges that any press or other written, oral or electronic public releases, or statements concerning his termination, the terms of this Agreement or about the affairs of the Company shall be issued by the Company only.

             (b) Knowing and Voluntarily. Godwin represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that on February 27, 2004, by this Agreement, the Company advised him to consult with an attorney prior to executing this


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Agreement and further advised him that he has until March 18, 2004, within which to consider this Agreement and Godwin has been advised that if he signs this agreement, he has seven days following the date on which he signs this agreement to revoke it, and this agreement will not be effective until after this seven day period had lapsed. If Godwin does not accept this Agreement within such twenty-one (21) day period, or if Godwin accepts and then revokes within the seven (7) day period, the offer contained in this Agreement shall expire and be of no further force or effect. Godwin is voluntarily entering into this Agreement and neither the Company nor its agents, representatives, or attorneys made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself. Further, Godwin acknowledges that the consideration provided him in exchange for his execution of this Separation Agreement and General Release includes consideration in addition to what he would otherwise be entitled to as a matter of law or policy of the Company.

         12. Complete Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to actual or potential claims arising from Godwin's employment with the Company or the termination of Godwin's employment with the Company.


         13. Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental or internal investigations, lawsuits or administrative proceedings (the "LEGAL MATTERS") involving the Company, or any of its current or former officers, employees or Board members (collectively, the "DISPUTING PARTIES" or, individually, a "DISPUTING PARTY"), Godwin agrees to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements regarding a Disputing Party, meet with attorneys or other representatives of a Disputing Party, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such Legal Matters, as may, in the sole judgment of the Company, be reasonably requested. In addition, Godwin agrees that, through May 27, 2004, he shall be available from time to time and at places mutually agreed upon so as not to interfere with Godwin's employment, to provide information to the Company regarding the transition of his duties and responsibilities. The company agrees to reimburse Godwin for reasonable out of pocket expenses incurred by him in connection with these services.


         14. Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both Godwin and the Company.

         15. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

         16. Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient, as set forth below:



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         To the Company:       TruServ Corporation
                               8600 West Bryn Mawr Avenue
                               Chicago, Illinois 60631-3505
                               Attn: Senior Vice President, Human Resources

         To the Employee:      William F. Godwin
                               1493 Edgewood Lane
                               Winnetka, Il  60060

         17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions. Furthermore, Godwin agrees and consents to submit to personal jurisdiction in the state of Illinois in any state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. Godwin further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Cook County, Illinois. In addition, Godwin waives any right to challenge in another court any judgment entered by such Cook County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum.

         18. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a constriction of the provisions hereof.

         19. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.

         PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.


         IN WITNESS WHEREOF, Godwin and the Company have voluntarily signed this Separation Agreement and General Release consisting of seven (7) pages on the date set forth above.




TRUSERV CORPORATION


By: /s/ Amy W. Mysel                               /s/ William F. Godwin
    ----------------                               -----------------------------

Its: SVP, Human Resources & Communications                William F. Godwin


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